American Skandia

                           Mutual Fund Sales Agreement


This Mutual Fund Sales Agreement ("Agreement") is made by and between American Skandia Marketing, Incorporated ("ASM, Inc.", "Principal Underwriter", "us" or "we"), a broker-dealer registered with the Securities and Exchange Commission ("SEC") under the Securities and Exchange Act of 1934, as amended (the "1934 Act") and a member of the National Association of Securities Dealers, Inc. ("NASD") and ________________________, who is also a broker-dealer registered with the SEC under the 1934 Act and a member of the NASD or is a "bank" as defined in Section 3(a)(6) of the 1934 Act ("Bank"), and at the time of each transaction subject to this Agreement, is not required to register as a broker-dealer under the 1934 Act (both referred to herein as a "Broker-Dealer").

WHEREAS, each company, as listed in a schedule hereto (each a "Company"): is registered as an investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); is comprised of the separate classes and portfolios listed on a schedule hereto (as the same may be amended from time to time by us to add or delete portfolios and/or classes of shares) and referred to collectively as the "Funds" or individually as the "Fund"; and has entered into an agreement naming ASM, Inc. as the Principal Underwriter and general distributor for the shares; and

WHEREAS, ASM, Inc. wishes to enter into agreements with Broker-Dealers whereby registered representatives who are associated with Broker-Dealer, and who are NASD registered, or are exempt from such registration, and are duly licensed under applicable state law, solicit sales of shares of the Funds; and

WHEREAS, Broker-Dealer, which is a member in good standing of the NASD or is not eligible or required to be a member, wishes to enter into an agreement to distribute shares of the Funds; and

WHEREAS, ASM, Inc. acknowledges and Broker-Dealer agrees to provide certain supervisory and administrative services to registered representatives who are associated with the Broker-Dealer in connection with the solicitation, service and sale of the Funds.

NOW THEREFORE, in consideration of the mutual covenants contained in this Agreement, the parties agree to the following:

     1. Regulation: You agree to comply with all applicable provisions of the 1940 Act, the Securities Act of 1933, as amended (the "1933 Act"), the 1934 Act, and all the rules and regulations of the SEC, NASD, state securities laws, applicable banking laws, rules and regulations and fiduciary obligations under state law, each as applicable. To the extent that a Broker-Dealer is a member of the NASD, the NASD Rules of Fair Practice are incorporated herein as if set forth in full.

     2. Orders: An order for shares of any class and any Fund received from you will be confirmed only at the appropriate offering price applicable to that order, as described in each Company's then current Prospectus. The procedure relating to orders and the handling thereof will be subject to instructions released by us from time to time. Orders should be transmitted to the Fund's shareholder servicing agent ("Transfer Agent"). Broker-Dealer or his customer may, however, mail a completed application with a check payable to the Fund directly to the Transfer Agent as listed in a schedule attached hereto or by such other method as may be described in each Company's then current Prospectus. All orders are subject to acceptance at the Transfer Agent's office. We, as agent for the Funds, reserve the right in our sole discretion to reject any order. The minimum investment for each Fund is set forth in each Company's then current Prospectus.

         You shall not purchase any Shares as agent for any customer, unless you deliver or cause to be delivered to such customer, at or prior to the time of such purchase, a copy of the Prospectus or unless such customer has acknowledged receipt of the Prospectus. You hereby represent that you understand your obligation to deliver the Prospectus to customers who purchase Shares pursuant to federal securities laws and you have taken all necessary steps to comply with such Prospectus delivery requirements. The minimum initial investment for each Fund is set forth in each Company's then current Prospectus.

         If you are a Bank, with respect to any and all transactions in Shares of the Funds pursuant to this Agreement, it is understood and agreed in each case that unless otherwise agreed to by us in writing: (a) you shall be acting solely as agent for the account of your customer; (b) each transaction shall be initiated solely upon the order of your customer; (c) we shall execute transactions only upon receiving instructions from you acting as agent for your customer; (d) as between you and your customer, your customer will have full beneficial ownership of all Shares; (e) each transaction shall be for the account of your customer and not for your account; and (f) we will serve as a clearing broker for you on a fully disclosed basis, and you shall serve as the introducing agent for your customers' accounts.

     3. Suitability and Multiple Classes of Shares: The Funds may be offered in more than one class of shares in accordance with the Prospectus. Purchases of a class of shares or Funds are subject to our compliance standards. You are responsible for determining whether a Fund, and which class of the Fund's shares, is suitable for your client. Certain investors that are affiliated with us and with you (and their families) may have special purchase rights. Certain classes of Fund shares may be available only in connection with purchases for or by specific types of qualified retirement plans, or may be available only to groups of purchasers, or to retirement plans purchasing on behalf of a group of retirement plan participants that meet each Company's requirements as to the size of such groups or the number of retirement plan participants. Refer to the currently effective Prospectus for each Company. Additional portfolios and/or classes of shares may be added at a later date.

         If you are a Bank, you further represent and warrant to us that with respect to any sales in the United States, you will use your best efforts to ensure that any purchase of Shares by our customers constitutes a suitable investment for such customers. You shall not effect any transaction in, or induce any purchase or sale of, any Shares by means of any manipulative, deceptive or other fraudulent device or contrivance and shall otherwise deal equitably and fairly with your customers with respect to transactions in Shares.

     4.   Sales/Agency Commissions

         (a) Any sales charges and commissions (sales and/or agency commissions) will be as set forth in the current Prospectus of each Company and on a schedule attached hereto or as might otherwise be agreed to in writing by the parties.

         (b) Where payment is due hereunder, we agree to send payment for commissions and payments made in accordance with a Fund's Plan of Distribution pursuant to Rule 12b-1 under the 1940 Act, as amended, to your address as it appears on our records. You must notify us of address changes and promptly negotiate such payments. Any such payments that remain outstanding for 12 months shall be void and the obligation represented thereby shall be extinguished.

         (c) With respect to shares of Funds which impose a Contingent Deferred Sales Charge ("CDSC"), we agree to compensate selling firms at a specified rate as disclosed in the applicable schedule only on purchase payments for those shares which are subject to a CDSC at the time of investment. You understand that any CDSC deducted from redemption proceeds shall be the property of ASM, Inc.

         (d) We reserve the right to reclaim any commission payment from a Broker-Dealer if we later determine a CDSC waiver applied at the time of investment.

         (e) We reserve the right to modify all CDSC waivers at any time. ASM, Inc. will promptly notify Broker-Dealer of any modification thereto.

         (f) You are responsible for applying the correct sales charge to your customers, as detailed in the current Prospectus and in the applicable schedule hereto or as might otherwise be agreed to in writing by the parties.

         (g) There are no sales charges or commissions payable on the reinvestment of dividends and distributions.

          5. Service Fee: ASM, Inc. will also pay you, if and to the extent paid by each Company, an account service fee with respect to a class of Shares, as set forth in the Prospectus and in a schedule attached hereto, subject to your compliance with this Agreement and to your providing the following services to Fund accounts, including but not limited to: (1) maintaining regular contact with customers and assist in answering routine inquiries concerning the Funds; (2) assisting in distributing sales and service literature provided by us, particularly to the beneficial owners of street name accounts; (3) assisting us and our agents in establishment and maintenance of shareholder accounts and records; (4) assisting shareholders in effecting administrative changes, such as changing account designations and addresses; (5) assisting in processing purchase and redemption transactions; and
               (6) providing any other information or services as the customers or we may reasonably request. Any such account service fees shall be subject to and in accordance with applicable laws, rules and regulations and the guidelines and rules of the NASD. We reserve the right to increase, decrease or terminate any such fees without prior notice to you.

          6. Remittance: Remittance of funds by Broker-Dealers should be made by check or wire, payable to the appropriate Fund (not to ASM, Inc.) and sent to the Company's Transfer Agent. Payments must be received promptly pursuant to Rule 2830(m) of the NASD Rules of Fair Practice (formerly Article III, Section 26(m)), otherwise the Company and ASM, Inc. reserves the right, without notice, to cancel the sale. In such event, Broker-Dealer will be responsible for any loss to the Fund, or to ASM, Inc., including the loss of profit resulting from your failure to make payment.

          7.   Selling Group Activities

         (a) Shares of any Fund may be liquidated by sale thereof to such Fund or to us as Agent for such Fund at the applicable net asset value, less any applicable CDSC, determined in the manner described in the then current Prospectus and Statement of Additional Information of the Company. If delivery is not made within ten (10) days from the date of the transaction, the Company and ASM, Inc. reserves the right, without notice, to cancel the transaction, in which event Broker-Dealer will be held responsible for any loss to the Fund, or to ASM, Inc., including loss of profit resulting from your failure to make payment.

         (b) In no event shall you withhold placing orders so as to profit from such withholding by a change in the net asset value from that used in determining the price to your customer, or otherwise. You shall make no purchases except for the purpose of covering orders received by you and then such purchases must be made only at the applicable public offering price described in each Company's then current Prospectus (less your sales concession); provided, however, that the foregoing does not prevent the purchase of shares of a Fund by you for your own bona fide investment. All sales to your customers shall be at the applicable public offering prices determined in accordance with each Company's then current Prospectus and Statement of Additional Information.

         (c) In addition to purchasing shares of any Fund through us as Selling Agent, you may purchase such shares from your customers to the extent permissible by law, in which case you shall pay the applicable net asset value determined in accordance with each Company's then current Prospectus and Statement of Additional Information, less any applicable CDSC, if such class of Fund imposes a CDSC.

          8. Shareholder Communication: You agree to furnish the following shareholder communications material to your customers after receipt from us of sufficient quantities to allow mailing thereof to all of your customers who are beneficial owners of any Fund's shares:

         (a) All proxy or information statements prepared for circulation to shareholders of record,

         (b)      Annual reports of the Funds,

         (c)      Semi-annual reports of the Funds, and

         (d)      All updated prospectuses, supplements, and amendments thereto.

         It shall be your obligation to ensure that all such information and materials are distributed to your customers who purchase or own Shares, in accordance with securities and/or if applicable, banking laws, rules and regulations and any other applicable regulations.

     9. Refund of Sales Charge: If the shares of any Fund confirmed to you hereunder are repurchased by such Fund, or by us as Agent for such Fund, or are tendered for liquidation to such Fund, within ten (10) business days after such confirmation of your original order, then you shall forthwith repay to such Fund the full dealer sales concession allowed to you on the sale of such Fund shares. We shall notify you of such repurchase or redemption within ten (10) days from the day on which the redemption order is delivered to us or to such Fund.

     10. Statements/Representations: No person is authorized to make any statements or representations relating to the shares of any Fund, except those contained in its then current Prospectus and Statement of Additional Information which you agree to deliver to investors in accordance with applicable SEC and NASD regulations and in such additional information as we may supply or authorize as Supplemental Information to such Prospectus and Statement of Additional Information (i.e., advertisements and supplemental sales literature).

         You shall not allow unauthorized statements or information designated by us as "Not For Use With The Public" or "For Broker-Dealer Use Only" to be distributed directly or indirectly to an investor. You shall deliver to us for prior approval any Supplemental Information prepared by you related to the Funds for use with the public.

         In ordering shares of any Fund you shall rely solely and conclusively on the representations contained in its then current Prospectus, Statement of Additional Information, and Supplemental Information, if any, additional copies of which are and will be available on request. In no transaction shall you have any authority whatever to act as agent for any Fund, or for us, or for any other distributor. Nothing in this Agreement shall constitute either of us as an agent of the other, or shall constitute you or any Fund the agent of the other.

         No person is authorized to make any statement or representation regarding benefits or services offered by any affiliate of an applicable Fund or any other benefit or service provider to investors or to persons for whom investments are made in a Fund that states, indicates or implies that such benefits are offered or endorsed by the Fund and any directors, trustees or officers of the Fund, or by ASM, Inc., its officers or directors. This excludes those benefits or services provided to shareholders by the Fund or on behalf of the Fund in its normal course of business.

         11.   Warranties: You represent and warrant that:

          (a) you are either (1) registered as a broker-dealer under the 1934 Act, and are licensed and qualified as a broker-dealer or otherwise authorized to offer and sell shares of the Funds under the laws of the jurisdictions in which the shares of the Funds will be offered and sold by you or (2) you are a Bank;

         (b) if you are registered as a broker-dealer under the 1934 Act, you are a member in good standing with the NASD and agree to maintain such membership in good standing;

          (c) in selling shares of the Funds you will comply with all applicable laws, rules and regulations, including the applicable provisions of the 1933 Act, 1934 Act and 1940 Act, as amended, the applicable rules and regulations of the NASD, banking laws, rules and regulations, and the applicable rules and regulations of the jurisdictions in which you sell, directly or indirectly, any shares of the Funds;

          (d) you will offer to sell shares of the Funds only to purchasers meeting the applicable eligibility requirements set forth in the Prospectus;

          (e) you agree not to offer for sale or sell shares of the Funds in any jurisdictions in which shares of the Funds are not qualified for sale or in which you are not qualified as a broker-dealer (we will, upon request, inform you as to the states in which shares of the Funds have been qualified for sale under, or are exempt from the requirements of, applicable state securities laws);

          (f) if you are a Bank, you are not in violation of any banking law, rule or regulations as to which you are subject and that the transactions contemplated by this Agreement will not result in any violations of any banking law, rule or regulation; and

          (g) if you are a Bank, you will not make shares of any Fund available to your customers, including your fiduciary customers, or accept any fees or compensation hereunder except in compliance with all federal and state laws, rules and regulations of regulatory agencies or authorities applicable to you, or any of your affiliates engaging in such activity, including without limitation ERISA and related rules, regulations and interpretations, which may affect your business practices.

         You agree to indemnify and hold ASM, Inc. and each Company harmless against every loss, cost, damage or expense (including reasonable attorney's fees and expenses) incurred by us as a result of your breach of the foregoing representations and warranties if we notify you promptly after commencement of any action brought against us for which we may seek indemnity.

         12. Pricing Errors: With respect to any pricing errors relating to transactions entered into by you on behalf of your customers, you agree to use your best efforts in cooperating with us to resolve and remedy such errors upon receipt of notice from us. We will adjust transactions in accordance with procedures established by each Company and we will notify you of such adjustments.

         13. Modification and Termination: We reserve the right, in our discretion and without notice to you or to any distributor, to suspend sales, to withdraw any offering, to change the offering prices or to modify or cancel this Agreement for any reason (including the termination of Plan payments pursuant to a Plan of Distribution described in Section 4). This Agreement may be canceled at any time by you upon thirty (30) days written notice. We may terminate this Agreement for failure to comply with its terms upon mailing notice to you. In addition, this Agreement may be terminated with respect to any Fund or class of shares of a Company by the directors of such Company and by the holders of the outstanding voting securities entitled to vote on such termination as provided in Rule 12b-1 under the 1940 Act. This Agreement shall terminate automatically if you are expelled or suspended from the NASD, or there is an assignment of this Agreement or ASM Inc. otherwise ceases to be the general distributor for the Company (the term "assignment" shall have the meaning specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as my be granted by the Securities and Exchange Commission).

         14. Investors Account Instructions: If any investor's account is established without the investor signing the application form, the Broker-Dealer represents that the instructions relating to the registration (including the investor's tax identification number) and selected options furnished to the Fund (whether on the application form, or in some other document) are in accordance with the investor's instructions. Broker-Dealer agrees to indemnify the Company and/or the Fund(s), its Transfer Agent, and ASM, Inc. for any loss or liability resulting from acting upon such instructions. We agree to hold harmless and indemnify you for any loss or liability arising out of our negligence in processing such instructions.

         15. Liability: Nothing contained herein shall be deemed to protect you against any liability to us, the Company or the Company's shareholders to which you would otherwise be subject by reason of negligence, willful misfeasance, or bad faith in the performance of your duties hereunder, or by reason of your reckless disregard of your obligations and duties hereunder.

         16. Non-Waiver Provision: Failure of any party to terminate the Agreement for any of the causes set forth in this Agreement will not constitute a waiver of that party's right to terminate this Agreement at a later time for any of these causes.

         17. Severability: Should any provision of this Agreement be held unenforceable, those provisions not affected by the determination of unenforceability shall remain in full force and effect.

         18. Governing Law: This Agreement will be construed in accordance with the laws of the State of Connecticut.

If the foregoing completely expresses the terms of the Agreement between us, please so signify by executing, in the space provided, the annexed duplicate of this Agreement and return it to us, retaining the original copy for your own files. This Agreement shall become effective upon the earliest of our receipt of a signed copy hereof or the first order placed by you for any of the Funds' shares after the date below, which order shall constitute acceptance of this Agreement. This Agreement shall supersede all prior Mutual Fund Sales Agreements relating to the shares of any of the Funds. All amendments to this Agreement, including any changes made pursuant to schedules to the Agreement, shall take effect as of the date of the first order placed by you for any of the Fund's shares after the date set forth in the notice of amendment sent to you by the undersigned.

IN WITNESS WHEREOF, the undersigned parties have executed this Agreement to be effective as set forth above, upon the Effective Date below.


AMERICAN SKANDIA MARKETING, INCORPORATED

BY:               __________________________________

Name:             __________________________________

Title:            __________________________________

Date:             __________________________________

Please execute this Selling Group Agreement below and return it to us at the address set forth above.

---------------------------------------
(Broker-Dealer's Name)

----------------------------------------
(Street Address)

------------------------------------------------------------------------
(City)                                       (State)                  (Zip Code)

------------------------------
(Telephone No.)


BY:      ___________________________________________
         (Authorized Signature)

         -------------------------------------------
         (Name and Title)

                              SCHEDULE: PORTFOLIOS

                      AMERICAN SKANDIA ADVISOR FUNDS, INC.

                               Date: July 1, 1997


The following portfolios of American Skandia Advisor Funds, Inc. are subject to this Agreement:

              ASAF Founders International Small Capitalization Fund
                  ASAF T. Rowe Price International Equity Fund
                     ASAF Founders Small Capitalization Fund
                   ASAF T. Rowe Price Small Company Value Fund
                         ASAF Janus Capital Growth Fund
                         ASAF INVESCO Equity Income Fund
                  ASAF American Century Strategic Balanced Fund
                       ASAF Federated High Yield Bond Fund
                           ASAF Total Return Bond Fund
                           ASAF JPM Money Market Fund


             The Company may add additional portfolios and/or classes of portfolios from time to time.

                                 Transfer Agent

               American Skandia Advisor Funds, Inc. Mail Address:
                                  P.O. Box 8012
                        Boston, Massachusetts 02266-8012

                               Overnight Address:
                      American Skandia Advisor Funds, Inc.
                               Two Heritage Drive
                     North Quincy, Massachusetts 02171-2138


                              Electronic Transfer:
                        State Street Bank & Trust Company
                              Boston, Massachusetts
                                  DDA #99052995
                    FBO: American Skandia Advisor Funds, Inc.
                         [Fund name and Class of Shares]
                       Shareholder Name and Account Number

                       SCHEDULE: SALES/AGENCY COMMISSIONS

                      AMERICAN SKANDIA ADVISOR FUNDS, INC.

                               Date: July 1, 1997


                                 Class A Shares

             All Portfolios except ASAF Total Return Bond Fund and ASAF Federated High Yield Bond Fund

                  Amount of Purchase            Standard Sales Commission      Promotional Sales Commission*

                  less than $50,000                                 4.25%               5.00%
                  $50,000 - $100,000                                3.50%               4.25%
                  $100,000 - $250,000                               2.50%               3.25%
                  $250,000 - $500,000                               1.75%               2.25%
                  $500,000 - $1,000,000                             1.25%               1.50%
                  >$1,000,000 and other Class A Purchases
                  subject to a CDSC as set forth in the
                  current Prospectus                                 .50%                  .50%

        ASAF Total Return Bond Fund and ASAF Federated High Yield Bond Fund Only

                  Amount of Purchase                 Standard Sales Commission   Promotional Sales Commission*
                  less than $50,000                                 3.50%               4.25%
                  $50,000 - $100,000                                3.00%               3.75%
                  $100,000 - $250,000                               2.50%               3.25%
                  $250,000 - $500,000                               1.75%               2.25%
                  $500,000 - $1,000,000                             1.25%               1.50%
                  >$1,000,000 and other Class A Purchases
                  subject to a CDSC as set forth in the
                  current Prospectus                                 .50%                .50%

                  For Purchases less than $1,000,000 and other Class A Purchases subject to a CDSC:

                           Service Fees:             0.25% per annum based on the daily net assets of such shares beginning in the first quarter of year 2 after such share purchase.

                           Trail Commissions:         0.25% per annum based on the daily net assets of such
                                                     shares beginning in the first quarter of year 2 after such share purchase.

                  For all other Purchases:

                           Service Fees:             0.25% per annum based on the daily net assets of such shares beginning in the first quarter of year 1 after such share purchase.

                           Trail Commissions:        0.25% per annum based on the daily net assets of such shares beginning in the first quarter of year 1 after such share purchase.


                                 Class B Shares

                  Standard Sales Commission                   Promotional Sales Commission*

                  5.50% of the Amount of Purchase             6.00% of the Amount of Purchase

                           Service Fees:             0.25% per annum based on the daily net assets of such shares beginning in the first quarter of year 8 after such share purchase.


                           Trail Commissions:        0.25% per annum based on the daily net assets of such shares beginning in the first quarter of year 8 after such share purchase.


                                 Class X Shares

                  Standard Sales Commission                   Promotional Sales Commission*

                  3.00% of the Amount of Purchase             3.50% of the Amount of Purchase

                           Service Fees:             0.25% per annum based on the daily net assets of such shares beginning in the first quarter of year 8 after such share purchase.


                           Trail Commissions:        0.25% per annum based on the daily net assets of such shares beginning in the first quarter of year 8 after such share purchase.

* The Promotional Sales Commission will be payable instead of the Standard Sales Commission for purchases placed on or before December 31, 1998. The Promotional Sales Commission may be eliminated at the sole discretion of ASM, Inc. at any time prior to December 31, 1998. For purchases received after December 31, 1998, (unless the Promotional Sales Commission has been previously eliminated) the Standard Sales Commission will apply.


                                 Class C Shares

                  1.00% of the Amount of Purchase

                           Service Fees:             0.25% per annum based on the daily net assets of such shares beginning in the first quarter of year 2 after such share purchase.


                           Trail Commissions:        0.75% per annum based on the daily net assets of such shares beginning in the first quarter of year 2 after such share purchase.
